Exhibit 5.2

CONSENT

In connection with the filing of PolyMet Mining Corp.’s preliminary short form prospectus, dated May 6, 2019, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated May 6, 2019, and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), we hereby consent to the use of our name in the Prospectus and the Registration Statement in the sections entitled “Enforceability of Civil Liabilities,” “Certain Canadian Federal Income Tax Considerations,” “Eligibility for Investment,” and “Legal Matters”.

“Farris, Vaughan, Wills & Murphy LLP”

Farris, Vaughan, Wills & Murphy LLP
Date: May 6, 2019